                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              WORLDPAGES.COM, INC.
             (Exact name of registrant as specified in its charter)


                        DELAWARE                                              76-0549396
(State or other jurisdiction of incorporation or organization)   (I.R.S. Employer Identification No.)

                      390 SOUTH WOODS MILL ROAD, SUITE 260
                            ST. LOUIS, MISSOURI 63017
                                 (314) 205-8668
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MICHAEL A. PRUSS
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      390 SOUTH WOODS MILL ROAD, SUITE 260
                            ST. LOUIS, MISSOURI 63017
                                 (314) 205-1463
(Name, address, including zip code, and telephone number, include area code, of agent for service)

                                   ----------

                                   COPIES TO:
                            RICHARD A. GOLDBERG, ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                                 (212) 973-0111
                         TELECOPIER NO.: (212) 891-9598

                                   ----------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective supplement filed pursuant to Rule 462(c) under the Securities Act. check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

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     Title of each                                 Proposed maximum        Proposed maximum
  class of securities         Amount to                offering                aggregate               Amount of
    to be registered       be registered(1)        price per share(2)      offering price(2)        registration fee
    ----------------       ----------------        ------------------      -----------------        ----------------
     Common Stock,
       par value
    $.0001 per share     2,083,311 shares         $4.59375                 $9,570,210               $2,526.54

(1) All of the shares of Common Stock offered hereby are being sold for the accounts of selling stockholders of the registrant. (See "Selling Stockholders" herein.)

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. Based on the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on July 18, 2000.
--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    Subject to Completion dated July 24, 2000

                              WORLDPAGES.COM, INC.

                        2,083,311 SHARES OF COMMON STOCK

                               ($.0001 PAR VALUE)

                                   ----------

     These shares of our common stock are being offered by the selling stockholders identified in this prospectus. The selling stockholders may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sale. We will not receive any proceeds from these sales.

     All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the selling stockholders) will be paid by us. We estimate that the expenses will be $________.

     Our stock is traded on the New York Stock Exchange under the symbol "WPZ." On _____________, 2000, the closing sale price of our common stock as reported by the New York Stock Exchange was $_____ per share.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July __, 2000

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.............................  1

PROSPECTUS SUMMARY..............................................  2

RISK FACTORS....................................................  3

USE OF PROCEEDS................................................. 13

SELLING STOCKHOLDERS............................................ 13

PLAN OF DISTRIBUTION............................................ 15

LEGAL MATTERS................................................... 16

EXPERTS......................................................... 16

                              ABOUT THIS PROSPECTUS

     WorldPages was formerly incorporated under the name Advanced Communications Group, Inc. and its stock was traded on the New York Stock Exchange under the symbol "ADG." Shortly after Advanced acquired YPtel Corporation, Web YP, Inc. and Big Stuff, Inc., in February 2000 it changed the name under the which it was incorporated to WorldPages.com, Inc. On the date hereof, the symbol under which its common stock is traded on the New York Stock Exchange is "WPZ."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and over the Internet at the SEC's website at HTTP://WWW.SEC.GOV.

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is any important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares:

(1)  WorldPages' Annual Report on Form 10-K for the year ended December 31, 1999

(2) (a) WorldPages' Quarterly Report on Form 10-Q for the quarter ended March 31, 2000

     (b) WorldPages' Current Report on Form 8-K/A filed January 6, 2000, amending WorldPages' Current Report on Form 8-K filed December 6, 1999

     (c) WorldPages' Current Report on Form 8-K filed March 9, 2000, as amended by WorldPages' Current Report on Form 8-K/A filed April 21, 2000

     (d)  WorldPages' Current Report on Form 8-K filed May 18, 2000

(3) The description of WorldPages' common stock, $.0001 par value per share, as contained in WorldPages' registration statement on Form 8-A dated February 11, 1998 and filed with the SEC on that date pursuant to Section 12 of the Exchange Act, including any amendment to the report filed for the purpose of updating such description.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from WorldPages without charge, excluding all exhibits unless we have specifically incorporated an exhibit by reference. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from WorldPages at the following address or telephone number:

                    WorldPages.com, Inc.--Investor Relations
                      390 South Woods Mill Road, Suite 260
                            St. Louis, Missouri 63017
                                 (314) 205-8668

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in WorldPages. You should read this entire prospectus carefully.

WORLDPAGES

     Beginning with its initial public offering in February 1998, WorldPages was a yellow pages publisher and a telecommunications service provider operating a local exchange carrier providing integrated telecommunications services. In April 1999, as a result of its inability to adequately fund its telecommunications operations, WorldPages determined to change its business strategy to focus on its profitable yellow pages advertising segment and to expand into internet directory services. WorldPages pursued this new strategy by selling its telecommunications operations in November 1999 and acquiring YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. in February 2000. This February acquisition increased WorldPages' yellow pages publishing business as well as expanded its operations to include providing Internet directory services. In April 2000, WorldPages acquired all of the outstanding common stock of Interactive Media Services, Inc., including its operating subsidiary Choicecontent.com. Interactive Media is a multimedia content provider located in Wichita, Kansas.

     WorldPages is one of the largest independent yellow pages publishers in the United States. It publishes and distributes approximately 6.6 million yellow pages directories annually in 42 markets in Texas, Oklahoma, California, Washington, Oregon, Utah and Arizona. WorldPages also designs and produces websites for businesses and operates a website designed to bring buyers and sellers together.

     WorldPages' headquarters are located at 390 South Woods Mill Road, Suite 260, St. Louis, Missouri. Its telephone number is (314) 205-8668.

SHARES OF WORLDPAGES COMMON STOCK TO BE SOLD BY SELLING STOCKHOLDERS

     The selling stockholders individually identified under the caption "Selling Stockholders" offer for sale 2,083,311 shares of common stock of WorldPages. The selling stockholders obtained the shares they are selling pursuant to the Agreement and Plan of Merger by and among WorldPages, WorldPages.com Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of WorldPages, Interactive Media Services, Inc., a Kansas corporation, Michael D. Shell, Thomas
F. Patten and David V. Martin.

THE OFFERING

Shares Offered by Selling Stockholders:......................     2,083,311
Total Shares Outstanding after the Offering:.................     48,403,432(1)
Use of Proceeds:.............................................     WorldPages will not receive any of the proceeds
                                                                  from the sale of shares of WorldPages common
                                                                  stock by the selling stockholders.

(1) Included in these shares are the 2,083,311 shares to be sold by the selling stockholders, and 3,819,296 shares to be issued upon conversion of convertible securities, options and warrants issued in connection with WorldPages' acquisition of YPtel, Web YP and Big Stuff in February 2000. These securities must be converted into WorldPages common stock before the stock may be sold.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below in conjunction with the other information contained in this prospectus before purchasing shares of our common stock.

IF WORLDPAGES IS UNABLE TO FIND ADDITIONAL SOURCES OF FINANCING, IT MAY BE UNABLE TO IMPLEMENT ITS STRATEGIC PLAN.

     WorldPages' management believes that its cash flows from its print yellow page operations and the remaining cash available under its revolving line of credit, as amended, will be sufficient to fund its current operations. WorldPages may need additional capital to implement both its plans to acquire other yellow pages publishers and to implement its Internet directory strategy. The inability to obtain such capital, if needed, would adversely affect WorldPages' ability to implement its plans.

WORLDPAGES MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

     Although WorldPages' print yellow pages businesses are profitable, WorldPages expects to generate losses in its Internet operations while it further develops that business. There can be no assurance that WorldPages will be able to sufficiently increase its revenue base or achieve and sustain profitability and generate sufficient cash flow to meet its working capital, capital expenditure and debt service requirements. The inability to increase revenue and generate sufficient cash flow may have a material adverse effect on WorldPages.

WORLDPAGES' LARGE DEBT BALANCE COULD SIGNIFICANTLY AND MATERIALLY AFFECT WORLDPAGES' PLANS TO IMPLEMENT ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTIONS.

This large debt balance could:

- limit the ability of WorldPages to obtain additional financing for its working capital, capital expenditure and debt service requirements or other purposes;

- require that a substantial portion of WorldPages' cash flow from operations, if any, be dedicated to the payment of principal and interest on its indebtedness;

-    limit its flexibility in planning, or reacting to, changes in its business;

- make WorldPages' debt load higher than some of its competitors, which may place it at a competitive disadvantage;

-    make it more difficult for WorldPages to meet its obligations; and

- make WorldPages more vulnerable to a downturn in its business or in the markets in which it operates.

WORLDPAGES' STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND INVESTORS MAY LOSE A SIGNIFICANT PORTION OF THEIR VALUE IN THEIR INVESTMENT IN WORLDPAGES' COMMON STOCK.

     WorldPages' stock price could be subject to wide fluctuations in response to factors such as the following:

- the impact on the marketplace of an aggregate of more than 25,000,000 shares of our common stock offered for resale by the selling stockholders under this Prospectus and the Prospectus filed earlier this year for the benefit of stockholders who received shares of WorldPages' common stock in connection with the acquisition of YPtel, Web YP, Big Stuff and Interactive Media;

-    the addition or loss of affiliates or content providers;

-    conditions or trends in the Internet and e-commerce industries; and

- changes in the market valuations of other Internet, online service or software companies.

     In addition, the market for Internet and technology company stocks has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect WorldPages' stock price, regardless of its operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

EXPECTED BENEFITS OF THE ACQUISITIONS MAY NOT BE REALIZED WHICH MAY ADVERSELY AFFECT EXPECTED EARNINGS AND THE MARKET PRICE OF WORLDPAGES' COMMON STOCK.

     If WorldPages is not able to effectively integrate its technology, operations and personnel in a timely and efficient manner, then the benefits of acquiring YPtel, Web YP, Big Stuff and Interactive Media will not be realized. In particular, if the integration is not successful:

- WorldPages may not achieve the expected results from the acquisition of YPtel, Web YP, Big Stuff and Interactive Media;

-    WorldPages may lose key personnel; and

-    WorldPages may not be able to retain key business relationships.

     The expected benefits of the February 2000 acquisitions may not be realized to the extent and within the time frame expected by investors or financial analysts and thus may adversely affect expected earnings and the market price of WorldPages' common stock.

THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON WORLDPAGES' FUTURE ABILITY TO PAY CASH OR STOCK DIVIDENDS ON WORLDPAGES COMMON STOCK.

     Shareholders of YPtel were issued Class A special shares by ACG Exchange Company, a wholly-owned Nova Scotia subsidiary of WorldPages, which are exchangeable on a one-for-one basis for WorldPages' common stock. Under the acquisition terms and the share provisions by which the Class A Special Shares were created, if WorldPages wishes to issue either a cash dividend or a stock dividend on shares of WorldPages common stock, it is required to cause ACG Exchange Company to issue an economically equivalent dividend to the holders of the Class A Special Shares. The negative Canadian tax consequences of that dividend could have the effect of making the whole dividend transaction cost prohibitive to WorldPages.

THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON WORLDPAGES' FUTURE ABILITY TO ENGAGE IN A TRANSACTION INVOLVING THE SALE OF ITS SHARES AND ASSETS. EVEN IF WORLDPAGES IS ABLE TO ENGAGE IN THE TRANSACTIONS, THE COMPLICATED STRUCTURE OF THE CLASS A SPECIAL SHARES COULD RESULT IN A POTENTIAL PURCHASER DECREASING THE AMOUNT PER WORLDPAGES SHARE IT WOULD BE WILLING TO PAY FOR WORLDPAGES.

     MERGERS. The terms of the acquisition of YPtel also restrict the ability of WorldPages to engage in merger transactions with other companies unless the WorldPages board of directors has used its best efforts to provide comparable treatment between the holders of WorldPages common stock and the holders of Class A Special Shares, taking into account the general tax effect of such merger upon such holders, respectively, and economic equivalency.

     A merger partner or acquirer willing to agree to continue the tax deferral arrangement of the Class A Special Shares for the balance of the 5-year period may offer a lower price or value for that reason. WorldPages believes that potential acquirors or merger partners will be reluctant to agree to the restrictions referenced above and the other restrictions contained in the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares provisions.

- In a merger involving the exchange of other stock for WorldPages common stock, if the merger partner or acquirer is unwilling to continue the tax deferral arrangement provided by the ACG Exchange Company/Class A Special Share structure, this could result in holders of Class A Special Shares being allocated a higher per share consideration than holders of WorldPages common stock in the merger.

- If the merger consideration is all cash to both holders of WorldPages common stock and holders of Class A Special Shares, however, the same per share cash consideration will be applicable to both groups.

     SPINOFFS. It may be impossible to structure a stock spin-off to stockholders of WorldPages during the time the Class A Special Shares are outstanding.

THE EXCHANGEABLE SHARE STRUCTURE COULD RESULT IN A SIGNIFICANT COST IN OBTAINING CONSENTS FROM THE HOLDERS OF CLASS A SPECIAL SHARES.

     Most of the restrictions noted above are not applicable if WorldPages is able to obtain the consent of the requisite majority of holders of the Class A Special Shares to the actions WorldPages desires to take, but in many cases obtaining such consent may not be easy or itself may require costly payments and the need for significant tax and legal advice to determine how or if the transaction can be structured and the applicable tax consequences to the various parties.

WEB YP HAS A LIMITED OPERATING HISTORY.

     Web YP, WorldPages' Internet services subsidiary, has had a very limited operating history, and has incurred net losses since inception of operations in January 1998. At December 31, 1999, Web YP had an accumulated deficit of approximately $6.2 million. WorldPages expects Web YP to incur significant operating losses on a quarterly basis in the future. Therefore, WorldPages' Internet services business may never be profitable. WorldPages' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services.

INTERACTIVE MEDIA HAS A LIMITED OPERATING HISTORY.

     Interactive Media, WorldPages' Internet services subsidiary, has had a very limited operating history. Its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services.

THE INTERNET BUSINESS MODEL IS EVOLVING AND UNPROVEN AND MAY NOT BE SUCCESSFUL, IN WHICH CASE WORLDPAGES' STOCK PRICE MAY BECOME DEPRESSED.

     WorldPages' Internet business strategy is to facilitate transactions through advertising, website production and design, and e-commerce between buyers and sellers worldwide by establishing a premier Internet yellow pages network that is integrated with local print yellow pages directories. WorldPages' business model is relatively new to the Internet, is unproven and is likely to continue to evolve. Accordingly, WorldPages' business model may not be successful and WorldPages may need to change it. WorldPages' ability to generate significant advertising and e-commerce revenues by promoting its advertisers' business through its yellow pages website will depend, in part, on its ability to attract site traffic and provide its advertisers with the necessary tools to transact commerce on the Internet. WorldPages intends to continue to develop its business model as it explores opportunities internationally and in new and unproven areas such as e-commerce and to provide content and e-commerce solutions for emerging Internet applications. If WorldPages does not effectively execute its strategy, WorldPages' business will suffer and may never achieve or sustain profitability.

IF THE COMMERCIAL USE OF THE INTERNET DOES NOT DEVELOP, OR IF THE INTERNET DOES NOT DEVELOP AS AN EFFECTIVE AND MEASURABLE MEDIUM FOR ADVERTISING, WORLDPAGES' BUSINESS WILL SUFFER.

     Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. Fluid and intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and to offer a variety of pricing models for various advertising services.

As a result, WorldPages may have difficulty projecting future advertising revenues and predicting which pricing models advertisers will adopt. In addition, if a large number of consumers use "filter" software programs that limit or remove advertising from the Internet, advertisers may choose not to advertise on the Internet.

TO THE EXTENT THAT THE PRINT YELLOW PAGES BUSINESS MAY NOT BE AS PROFITABLE AS IT HAS BEEN HISTORICALLY, NET INCOME MAY BE ADVERSELY AFFECTED.

     The print yellow pages business will be the platform for growth for WorldPages. The expansion of business will depend upon the ability of management to successfully implement its strategy. A substantial portion of historical growth has resulted from the introduction of new directories. Although one of the strategies for achieving its financial objectives is increasing the number of its directories and the local markets which they serve, there can be no assurance that historical success in establishing new directories will continue. Management intends to continue to seek out opportunities for future expansion through the acquisition of yellow pages businesses, but there can be no assurance that WorldPages will be able to identify, negotiate and consummate acquisitions on satisfactory terms, if at all. There is no assurance that new acquisitions or new directories can be operated profitably or integrated successfully into WorldPages' operations. Furthermore, start-ups and acquisitions require substantial attention from and place substantial demands upon senior management, which may divert attention from and adversely impact their ability to manage existing businesses.

CHANGING TECHNOLOGY AND NEW PRODUCT DEVELOPMENT MAY CAUSE A REDUCTION IN THE USE OF WORLDPAGES' PRODUCTS AND SERVICES. THIS WOULD NEGATIVELY IMPACT NET PROFITS OR MAY RESULT IN LOSSES.

     The yellow pages directory business is subject to changes arising from developments in technology, including information distribution methods, and users' technological preferences. As a result of these factors, WorldPages' growth and future financial performance may depend upon its ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences. WorldPages intends to use the Internet as a distribution channel for its products and services and expects that, over the long-term, the use of the Internet will be at least as important to the combined companies as print directories. The increasing use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services provided that could compete with WorldPages' products and services. There can be no assurance that WorldPages will be successful in any attempt to provide its services over the Internet. A failure by WorldPages to anticipate or respond adequately to changes in technology and user preferences, or an inability to finance the necessary capital expenditures, could have a material adverse effect on WorldPages' business, operating results and financial condition.

MANY OF WORLDPAGES' COMPETITORS HAVE GREATER FINANCIAL RESOURCES THAN WORLDPAGES, WHICH MAY LIMIT WORLDPAGES' ABILITY TO COMPETE EFFECTIVELY FOR ADVERTISING AND FUTURE ACQUISITIONS AND ADVERSELY AFFECT ITS NET INCOME.

     The yellow pages directory industry is competitive. WorldPages competes with large telephone utilities and to a lesser extent with independent yellow pages publishers. There are over 225 independent yellow pages publishers operating in competition with telephone utilities throughout the United States. Telephone utility competitors are larger and have greater financial resources than WorldPages. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail. There can be no assurance that WorldPages will be able to compete effectively with these other firms for advertising or acquisitions in the future.

IF WORLDPAGES FAILS TO ENTER INTO AND MAINTAIN SATISFACTORY ARRANGEMENTS WITH CONTENT PROVIDERS, WORLDPAGES' BUSINESS WILL SUFFER.

     Certain WorldPages subsidiaries typically license content under short-term arrangements that do not require royalties or other fees for the use of the content. However, they may enter into revenue-sharing arrangements with certain content providers, and they pay certain content providers and web portals a one-time fee and/or a fee for each query from Web users. WorldPages expects that, in the future, such content providers and web portals will likely demand a greater portion of advertising revenues or will increase the fees that they charge for their content.

THE PRINT AND INTERNET YELLOW PAGES INDUSTRIES ARE EXPERIENCING CONSOLIDATION, WHICH COULD LIMIT ACCESS TO CONTENT, REDUCE ADVERTISING, REDUCE THE CUSTOMER BASE OR HARM THE BUSINESS.

     The print and Internet yellow pages industries have recently experienced consolidation. This consolidation is expected to continue. Industry consolidation could affect the combined companies in a number of ways, including:

- companies from whom WorldPages intends to acquire content could be acquired by one of their competitors and stop selling content to the combined companies;

- WorldPages' customers could be acquired by one or more of their competitors and stop buying advertising from the combined companies; and

- WorldPages' customers could merge with other customers, which could reduce the size of the combined companies' customer base.

     This consolidation in both the print and Internet industries could harm the combined companies' business.

WORLDPAGES MAY BECOME A TARGET OF AN ACQUIROR THAT COULD RESULT IN YOUR INVESTMENT IN WORLDPAGES BEING CONVERTED INTO AN INVESTMENT IN ANOTHER COMPANY.

     From time to time, WorldPages has held discussions with potential strategic investors who have expressed an interest in making an investment in, or in acquiring WorldPages. WorldPages has no current agreements understandings or commitments to be acquired by another company. However, given the dynamic nature of the print and internet yellow pages industry, and the strategic alliances which have occurred to date, WorldPages believes that with the acquisitions of YPtel, Web YP, Big Stuff and Interactive Media, it may be viewed as an attractive acquisition candidate. Because of the way such acquisitions are often structured, stockholders of WorldPages could find themselves being offered and potentially having to accept stock of the acquiror in exchange for their shares of WorldPages. Even in a strategic joint venture arrangement, stockholders of WorldPages could find that the value of their investment in WorldPages may depend on the operational ability of WorldPages' venture partner.

WORLDPAGES' SUCCESSFUL IMPLEMENTATION OF ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTION MAY BE NEGATIVELY AFFECTED AS NEW MANAGEMENT DEVOTES TIME AND ATTENTION TO LEARNING ABOUT WORLDPAGES AND AS IT ATTEMPTS TO INTEGRATE THE COMBINED COMPANIES.

     Much of the management of WorldPages is new to the company. Although this new management personnel are experienced executives in the yellow pages publishing and Internet directory industries, they have little employment experience with and only a limited background knowledge of WorldPages. This limited experience with the company could divert their attention from implementing WorldPages' new business focus, strategy and direction as they spend time learning about the company, and becoming acquainted with and learning to work with the other new members of the management team as well as with existing management. Also many of the employees are new to WorldPages and the management team will have to become acquainted with and integrate the new employees into the company.

     In addition to personnel changes, the attention of the new management team may be diverted as it learns and tries to integrate the policies, procedures and processes of the companies acquired in the February 2000 acquisitions. Each company has its own accounting systems, information systems, credit policies, billing policies, collection policies and other policies that management will have to integrate to make the combined companies operate smoothly and efficiently.

     A less tangible, but not less important, issue will be integrating the cultures of the combining companies, including the expectations and desires of management and employees alike. Human resources policies and other policies affecting the employees will have to be melded to help create a productive working environment. The integration described in this paragraph and in the immediately preceding one, if not implemented properly, could seriously and adversely impact WorldPages' operations and its ability to realize the profit potential from the February acquisition.

WORLDPAGES WILL BECOME INCREASINGLY RELIANT UPON INTERNALLY DEVELOPED SOFTWARE AND SYSTEMS WHICH MAY CONTAIN ERRORS AND WHICH MUST BE EXPANDED AND UPGRADED. WORLDPAGES' INABILITY TO CORRECT ANY ERRORS OR TO EXPAND OR UPGRADE ITS SOFTWARE AND SYSTEMS COULD AFFECT ITS ABILITY TO COMPETE.

     WorldPages must expand and upgrade its technology, transaction-processing systems and network infrastructure if the volume of traffic on its website or its affiliates' websites increases substantially. In addition, as WorldPages expands into e-commerce, it may have to significantly modify its systems. WorldPages could experience periodic temporary capacity constraints, which may cause unanticipated systems disruptions, slower response times and lower levels of customer service. WorldPages may be unable to accurately project the rate or timing of increases, if any, in the use of its content services or to expand and upgrade its systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm WorldPages' business.

IF THE PERFORMANCE AND RELIABILITY OF THE INTERNET DIMINISH, WORLDPAGES COULD LOSE ADVERTISING AND E-COMMERCE REVENUES.

     WorldPages' success in its internet business will depend, in large part, on other companies maintaining the Internet infrastructure. In particular, it will rely on the ability of other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, the business of WorldPages would suffer.

BREACHES IN THE SECURITY OF WORLDPAGES' NETWORK COULD DAMAGE ITS REPUTATION AND SUBJECT IT TO LIABILITY AND BUSINESS LOSSES.

     WorldPages' networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate WorldPages' proprietary information or cause interruptions in its Internet operations which could harm its business. WorldPages may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Persons may be able to circumvent the measures that WorldPages implements in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing web pages that deliver WorldPages' content services, any of which would harm its business.

     Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the web in particular, especially as a means of conducting commercial transactions. Users could possibly circumvent the measures that WorldPages takes to protect customer transaction data. To the extent that WorldPages' activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage WorldPages' reputation and expose it to a risk of loss or litigation and possible liability. Any compromise of WorldPages' security could harm its business.

WORLDPAGES MAY BE SUBJECT TO LIABILITY FOR INFORMATION CONTAINED IN ITS PRINT AND INTERNET DIRECTORIES.

     WorldPages obtains content from third parties. When it aggregates, syndicates and distributes this content over the Internet, WorldPages may be held liable for the information that is contained in that content. This could subject WorldPages to legal claims for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which WorldPages obtains content do not contain indemnity provisions in its favor. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. While WorldPages carries general business insurance, this coverage may be inadequate in amount or may not cover asserted claims. Even if an asserted claim is defeated, WorldPages may incur substantial legal fees and expenses and diversion of management time and attention.

     In addition, individuals whose names appear in the WorldPages' yellow pages and white pages directories have occasionally contacted WorldPages. These individuals believed that their phone numbers and addresses were unlisted, and WorldPages directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While WorldPages has not received any claims from these individuals, it may receive claims in the future. Any liability that WorldPages incurs as a result of content that it receives from third parties could harm its financial results.

THIS PROSPECTUS STATEMENT CONTAINS FORWARD-LOOKING INFORMATION; ACTUAL RESULTS MAY BE MATERIALLY AND ADVERSELY DIFFERENT THAN THE FORWARD-LOOKING INFORMATION.

     Forward-looking statements in this prospectus include "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. In addition, forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology are intended to identify forward-looking statements. Although WorldPages believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from WorldPages' expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus under "Risk Factors".

                                 USE OF PROCEEDS

     WorldPages will not receive any of the proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders:

                                                                                                        NUMBER OF
                                                                    NUMBER OF           NUMBER OF      SHARES TO BE
                                                                  SHARES OWNED         SHARES TO BE    OWNED AFTER
NAME                                                             PRIOR TO SALE(2)          SOLD         SALE(1)(2)
-----------------------------------------------------------      ----------------    --------------   --------------
Michael D. Shell & Sandra D. Shell, Co-Trustees of the                376,499            376,499                --
Michael D. Shell Revocable Trust

Sandra D. Shell & Michael D. Shell, Co-Trustees of the                376,499            376,499                --
Sandra D. Shell Revocable Trust

Larry P. Shell, Jr., Trustee of the Michael D. Shell                   84,844             81,344             3,500
Grantor Retained Annuity Trust

Larry P. Shell, Jr., Trustee of the Sandra D. Shell                    84,844             81,344             3,500
Grantor Retained Annuity Trust

David V. Martin & Nancy B. Martin, Co-Trustees of the                 102,168            102,168                --
David V. Martin Revocable Trust

Nancy B. Martin & David V. Martin, Co-Trustees of the                 102,168            102,168                --
Nancy B. Martin Revocable Trust

Michael L. Martin, Trustee of the David V. Martin Grantor              23,380             23,380                --
Retained Annuity Trust

Michael L. Martin, Trustee of the Nancy B. Martin Grantor              23,380             23,380                --
Retained Annuity Trust

Thomas F. Patten                                                      206,965            206,965                --

                                                                                                        NUMBER OF
                                                                    NUMBER OF           NUMBER OF      SHARES TO BE
                                                                  SHARES OWNED         SHARES TO BE    OWNED AFTER
NAME                                                             PRIOR TO SALE(2)          SOLD         SALE(1)(2)
-----------------------------------------------------------      ----------------    --------------   --------------
HV-IMS, L.P.                                                           81,719             81,719                --

Stanley G. Brannan                                                     77,462             77,462                --

Christopher J. Brannan                                                 19,367             19,367                --

Ronald S. Atteberry                                                    79,526             79,526                --

John R. Pfister                                                        80,863             72,863             8,000

David A. Raehpour                                                      63,375             63,375                --

Daniel Michael O'Neal Exempt Trust #1997                               20,395(3)          20,395                --

Gail Victoria Scott Exempt Trust #1997                                 20,395(3)          20,395                --

Kathleen Ann O'Neal Exempt Trust #1997                                 20,395(3)          20,395                --

Norvel C. Holeman                                                      55,411             54,321             1,090

William A. Pickens                                                     23,177             23,177                --

Geneva H. Pickens                                                      23,177             23,177                --

Robert A. Pickens                                                       5,471              3,621             1,850

Klenda, Mitchell, Austerman & Zuercher, L.L.C.                         33,896             33,896

Larry P. Shell                                                         19,324             19,324                --

Carole B. Garretson                                                     9,683              9,683                --

Danny P. Creed                                                          7,242              7,242                --

Terry D. Allred                                                        22,280             20,280             2,000

Burton J. Tims                                                          2,725(4)           1,955               770(4)

Deborah K. Ingrim                                                       8,691              8,691                --

Michael B. Tims                                                        14,925(4)          14,485               440(4)

Dianna K. Ramsey                                                        7,242              7,242                --

Tammy B. Koch-Williams                                                  3,721              3,621               100

Brian T. Yourdan                                                        3,621              3,621                --

Brian C. Fabian                                                         3,621              3,621                --

Kevin L. Nikkel                                                         1,810              1,810                --

Michele E. McCammon                                                     1,810              1,810                --

Anthony A. Grandle                                                      1,810              1,810                --

Andrea L. Knighton                                                      1,810              1,810                --

Lorie K. Wagner                                                         1,810              1,810                --

John A. Snarenberger                                                    1,810              1,810                --

Troy E. Tabor II                                                        1,810              1,810                --

                                                                                                        NUMBER OF
                                                                    NUMBER OF           NUMBER OF      SHARES TO BE
                                                                  SHARES OWNED         SHARES TO BE    OWNED AFTER
NAME                                                             PRIOR TO SALE(2)          SOLD         SALE(1)(2)
-----------------------------------------------------------      ----------------    --------------   --------------
Michael D. Shell                                                        3,440(5)           3,440                --

TOTAL.......................................................        2,104,561          2,083,311            21,250


(1)  Assuming all shares are sold in the offering.

(2) Excludes shares acquired pursuant to the Advanced Communications Group, Inc. Employee Stock Purchase Plan (WorldPages was formerly known as Advanced Communications Group, Inc.).

(3) Trusts for the benefit of the children of Richard O'Neal, Chairman and CEO of WorldPages. Mr. O'Neal disclaims beneficial ownership of these shares and accordingly, none of the shares beneficially owned by Mr. O'Neal are included in the table above.

(4) Includes 440 shares owned by Burton J. Tims and Michael B. Tims as joint tenants with rights of survivorship.

(5) Excludes options to purchase 50,000 shares granted pursuant to an employment agreement.

                              PLAN OF DISTRIBUTION

     WorldPages is registering the common stock covered by this prospectus for selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, pledgees, transferees or others who may later hold the selling stockholders' interest. WorldPages will pay the costs, expenses and fees in connection with registering the common stock, but the selling stockholders will pay legal fees for counsel to the selling stockholders, any brokerage commissions, discounts or other selling expenses attributable to the sale of common stock.

     The selling stockholders may sell the common stock from time to time in one or more types of transactions (which may include block transactions), on the New York Stock Exchange, or other exchange on which the common stock may be listed for trading, in the over-the-counter market, through options, swaps or derivatives, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, or in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, or any other manner permitted by law, at market prices prevailing at the time of sale, at prices related to those prevailing market prices, fixed prices, which may be changed, or at negotiated prices. Such transactions may or may not involve brokers or dealers. WorldPages has no knowledge that any of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor does WorldPages have any knowledge of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. WorldPages has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

                                  LEGAL MATTERS

     The validity of the shares of WorldPages common stock offered hereby has been passed upon for WorldPages by Swidler Berlin Shereff Friedman, LLP, counsel to WorldPages.

                                     EXPERTS

     The consolidated financial statements and schedule of WorldPages as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing; and, with respect to the financial statements of Web YP as of December 31, 1999 and 1998, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Pacific Coast Publishing, Inc. as of October 31, 1998 and 1997, and for each of the three years in the period ended October 31, 1998, and the consolidated financial statements of YPtel Corporation as of October 31, 1999, and for the year then ended, which are incorporated by reference herein from our Current Report on Form 8-K/A dated April 21, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the common stock being registered.


Securities and Exchange Commission registration fee (Actual).........................  $2,527

Accounting fees and expenses.........................................................  10,000

Legal fees and expenses..............................................................  10,000

Miscellaneous........................................................................   3,473

Total................................................................................ $26,000

     All other expenses in connection with the issuance and sale of the common stock being registered will be borne by the selling stockholders.

ITEM 16.  Exhibits.

     The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number      Description of Exhibit
--------------      ----------------------
     1              Opinion of Swidler Berlin Shereff Friedman, LLP

     2              Consent of KPMG LLP (WorldPages.com, Inc.)

     3              Consent of KPMG LLP (Web YP, Inc.)

     4              Consent of Ernst & Young LLP

     5              Consent of Swidler Berlin Shereff Friedman (contained in Exhibit 1)

ITEM 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 24, 2000.


                                   WORLDPAGES.COM, INC.


                                   By:  /s/ Michael A. Pruss
                                        ----------------------------------
                                        Michael A. Pruss
                                        VICE PRESIDENT AND CHIEF
                                        FINANCIAL OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 24, 2000.


                                   /s/ Richard O'Neal
                                   ---------------------------------------
                              By:  Richard O'Neal
                                   CHAIRMAN OF THE BOARD OF
                                   DIRECTORS AND CHIEF EXECUTIVE
                                   OFFICER (PRINCIPAL EXECUTIVE
                                   OFFICER)

                                   /s/ Michael A. Pruss
                                   ---------------------------------------
                              By:  Michael A. Pruss
                                   VICE PRESIDENT AND CHIEF
                                   FINANCIAL OFFICER (PRINCIPAL
                                   FINANCIAL AND ACCOUNTING
                                   OFFICER)

                                   /s/ Robert Flynn
                                   ---------------------------------------
                              By:  Robert Flynn, DIRECTOR

                                   /s/ Rod K. Cutsinger
                                   ---------------------------------------
                              By:  Rod K. Cutsinger, DIRECTOR

                                   /s/ George Anderson
                                   ---------------------------------------
                              By:  George Anderson, DIRECTOR

                                   /s/ David M. Mitchell
                                   ---------------------------------------
                              By:  David M. Mitchell, DIRECTOR

                                   /s/ Wilmot Matthews
                                   ---------------------------------------
                              By:  Wilmot Matthews, DIRECTOR

                                  EXHIBIT INDEX

Exhibit Number      Description of Exhibit
--------------      ----------------------
     1              Opinion of Swidler Berlin Shereff Friedman, LLP

     2              Consent of KPMG LLP (WorldPages.com, Inc.)

     3              Consent of KPMG LLP (Web YP, Inc.)

     4              Consent of Ernst & Young LLP

     5              Consent of Swidler Berlin Shereff Friedman(contained in Exhibit 1)